UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐   Definitive Proxy Statement

☒   Definitive Additional Materials

☐   Soliciting Material Pursuant to §240.14a-12

Dynavax Technologies Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐   Fee paid previously with preliminary materials.

☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rule 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of the following press release relating to a letter distributed by Dynavax Technologies Corporation (the “Company”) to its stockholders in connection with the Company’s 2025 Annual Meeting of Stockholders. The press release was first used or made available on April 17, 2025.

FOR IMMEDIATE RELEASE

Dynavax Files Definitive Proxy Statement and Sends Letter to Stockholders

Urges Stockholders to Vote “FOR” All Four Dynavax Director Nominees on the GOLD Proxy Card

Highlights Record Financial and Operational Results, Balanced Capital Allocation Strategy and Meaningful Board Refreshment

Underscores Deep Track’s Value Destructive, Short-Term Focus and Unnecessary Proxy Contest

EMERYVILLE, Calif., April 17, 2025 – Dynavax Technologies Corporation (Nasdaq: DVAX) (“Dynavax” or the “Company”), a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines, today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Stockholders scheduled to be held on June 11, 2025. Stockholders of record as of April 14, 2025, will be entitled to vote at the meeting. Dynavax’s definitive proxy materials are available on the investor relations section of the Company’s website at https://investors.dynavax.com/.

In conjunction with the definitive proxy filing, Dynavax is mailing a letter to the Company’s stockholders. Highlights from the letter include:

•	Dynavax is executing a clear strategy that is generating record results and delivering strong returns for stockholders. Dynavax is a commercially successful vaccine company that has generated total stockholder returns of 267% over the past five years[1]. In addition to growing HEPLISAV-B®, the Company is executing a disciplined capital allocation framework that balances strategic investment and return of capital to stockholders through the Company’s $200 million share repurchase program.

•	Dynavax has a highly-qualified Board that has been programmatically and meaningfully refreshed. Dynavax’s director nominees – Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun – are vastly superior to Deep Track’s candidates and are best positioned to advance Dynavax’s strategy. The Board has also implemented corporate governance enhancements, including seeking stockholder approval to declassify the Board.

•	Dynavax has sincerely attempted to reach a settlement, however, Deep Track is seeking Board seats to effectuate its self-serving, value destructive plan. Deep Track is fixated on taking control of the Board at the 2026 Annual Meeting and installing its unqualified fund principal to impose its flawed plan that jeopardizes a strong platform in exchange for a near-term payoff at a considerably lower value.

The full text of the letter being mailed to stockholders follows:

Dear Fellow Stockholder,

1 Based on Dynavax stock price between March 31, 2020, and March 31, 2025.

Your vote at our Annual Meeting on June 11, 2025, will be critically important this year. Deep Track Capital, a hedge fund, is attempting to replace four of our independent directors, including our Chairman, in pursuit of a short-term strategy that puts the value of your investment in Dynavax at risk.

We urge you to vote “FOR” Dynavax’s four highly qualified director nominees on the GOLD universal proxy card today for the following reasons:

1.	Dynavax’s strategy is working. We have generated total stockholder returns of 267% over the past five years[2] and are consistently delivering record financial and operational results. Our strategy is underpinned by a capital allocation framework that carefully balances strategic investments for future growth with prudent capital return. Given the current macro environment, our strategy and expertise in vaccine innovation and commercialization are especially critical to protecting and delivering stockholder value.

2.	Dynavax has the right Board to oversee its sustained value creation strategy. Dynavax’s four director nominees – Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun – have impressive track records of growth and value creation at biotechnology companies, including specifically within the vaccine industry, both as operators and as board members. Our Board and management team are best positioned to continue building on the Company’s momentum.

3.	Deep Track is seeking board seats to advance an agenda that would shortchange other stockholders. Deep Track is fixated on taking control of the Board – and thus Dynavax itself – with unqualified and non-additive director candidates that will impose Deep Track’s strategy. We have sincerely attempted to reach a settlement in order to avoid a time-consuming and costly proxy contest, but Deep Track has been unwilling to reach a reasonable compromise.

It is imperative that the Company stay on the right course by continuing to execute on our commercial and R&D strategy with a balanced, thoughtful capital allocation plan. We strongly urge you to vote “FOR” Dynavax’s four recommended director nominees on the enclosed GOLD universal proxy card.

DYNAVAX IS EXECUTING A CLEAR STRATEGY THAT IS GENERATING RECORD RESULTS AND
DELIVERING STRONG RETURNS FOR STOCKHOLDERS

Dynavax is a commercially successful vaccine company known for our leading hepatitis B vaccine, HEPLISAV-B®, and novel vaccine adjuvant technology, CpG 1018. Dynavax is in the strongest position it has ever been in, marked by consistently delivering record financial and operational results.

In 2019, the Company shed its immuno-oncology business and entirely refocused its portfolio to prioritize its vaccine business and successfully launch HEPLISAV-B®. Under new executive leadership and a refreshed Board chaired by Scott Myers since October 2021, the Company is thriving in one of the most challenging biotechnology environments in a generation:

2 Based on Dynavax stock price between March 31, 2020, and March 31, 2025.

•	Delivered total stockholder returns of 267% over the past five years, far exceeding the performance of the NASDAQ Biotechnology Index and the S&P Biotechnology Select Industry Index[3].
•	Achieved market share leadership in the highly competitive U.S. hepatitis B adult vaccine market through our strong commercial execution, driving a significant increase in HEPLISAV-B® net product revenue and U.S. market share – from $36 million and approximately 26% in 2020, to a record $268 million and approximately 44% in 2024, representing a 65% compound annual growth rate in net product revenue.
•	Expecting 2025 will be a banner year for HEPLISAV-B® with anticipated net product revenue of $305-$325 million. Dynavax continues to expect the hepatitis B adult vaccine market in the U.S. to expand to a peak of over $900 million in annual sales by 2030, with HEPLISAV-B expected to achieve at least 60% total market share.
•	Recognized approximately $950 million in revenue from our business development efforts during the COVID-19 pandemic, demonstrating a strong track record of successful strategic deal-making.

Driving HEPLISAV-B® is one pillar of our overarching strategy. We expect the U.S. hepatitis B adult vaccine market to peak in 2030 and we are taking action now to advance our differentiated vaccine pipeline in order to enable long-term top-line growth and sustained value creation for stockholders. With our proven capability to bring products to market and a strong balance sheet, we are doing this in two ways:

•	Internal R&D: Leveraging our proprietary CpG 1018 adjuvant to drive differentiated efficacy in our shingles and plague vaccine pipeline programs. We believe our shingles vaccine candidate is highly differentiated in a multi-billion-dollar market and our program to develop a plague vaccine, for which there is currently no approved vaccine in the U.S., is de-risked as a result of our multi-year partnership with the U.S. Department of Defense. Additionally, we are prudently advancing multiple preclinical stage candidates in indications with attractive commercial markets, where we believe our novel adjuvant technology can provide clear differentiation with a potential best-in-class profile.
•	Corporate Development: Continuously evaluating external opportunities expected to leverage our unique capabilities and expertise to develop and commercialize vaccine products. Our disciplined approach provides a high bar to execute transactions, ensuring we maximize any potential investments in corporate development.

This strategy is supported by a disciplined capital allocation framework that protects the value of our core business while balancing strategic investments for future growth and return of capital to our stockholders. Dynavax announced a $200 million share repurchase program in November 2024 to be completed in 2025, $128.8 million of which has already been executed as of the end of the first quarter of 2025. We are one of few vaccine-focused biotechnology companies that have returned meaningful capital to stockholders. We also recently refinanced a majority of our outstanding Convertible Senior Notes, which extended the maturity date of most of our existing debt, lowered our overall cost of capital through improved terms, and reduced basic and diluted shares outstanding. We believe we executed this refinancing on a timely basis,

3 Based on Dynavax stock price between March 31, 2020, and March 31, 2025.

which significantly strengthened our capital structure and further positioned us for successful execution of our strategy.

THE DYNAVAX BOARD IS BEST POSITIONED TO ADVANCE OUR STRATEGY

As Dynavax’s strategy has evolved, so too has our Board to ensure our collective skillsets are truly representative of the current and future needs of the business. The Dynavax Board has been programmatically and meaningfully refreshed, resulting in a dynamic boardroom with new and varied perspectives. Our refreshment process – which has been in place long before Deep Track began its campaign – has been executed through rigorous selection criteria to identify industry leaders with highly specialized skills and experiences that are relevant to Dynavax’s business. Today, the Board has significant and relevant public company experience, including serving as directors and C-suite executives of global healthcare organizations with a wide cross section of expertise across every function of the industry.

We have also made important proactive corporate governance enhancements, including seeking your approval to declassify the Board of Directors.

As a result of the changes we have made, including the appointment of two highly qualified new directors earlier this year, following the Annual Meeting, the Board will be comprised of nine directors, with six of our eight independent directors having been appointed since 2020.

The Company’s four director nominees play essential roles in designing and overseeing the execution of Dynavax’s strategy:

•	Brent MacGregor is a highly regarded vaccine executive with expertise across the space. Brent has touched every facet of the industry across commercial operations, sales and marketing, public policy and business development, and has experience across operations and capital markets.
•	Scott Myers, our independent Chairman since October 2021, has over three decades of expertise in the global pharmaceutical and medical technology industries as an executive, director and board chair, with deep experience in all areas of capital markets, finance, M&A and business and strategy development. Scott has demonstrated success in building multi-functional, global organizations and has a proven track record – both as an executive and as a board chair – of maximizing stockholder value through sale transactions.
•	Lauren Silvernail, one of our newest directors, has over three decades of experience as a healthcare finance executive and director with venture capital and biopharmaceutical operating company experience. Lauren has raised over $1 billion in capital sourcing, developed multi-year and multi-disciplinary business plans and built R&D pipelines through M&A activity and licensing agreements.
•	Elaine Sun is one of our Board’s financial experts through her more than 30-year career in the investment banking and life sciences industries. As a healthcare executive, advisor and public company director, Elaine has led and played key roles in a broad range of transactions, including M&A transactions and financings, valued in excess of $50 billion.

DEEP TRACK’S PLAN IS VALUE DESTRUCTIVE

We have engaged with Deep Track consistently since it first became a Dynavax investor in 2022, including quarterly discussions with management and several meetings with our Chairman. Through August 2024, Deep Track was supportive of the Company’s strategy and execution and repeatedly reiterated its support for management.

Since launching its campaign against the Company in August 2024, Deep Track has demanded that Dynavax: increase the stock repurchase program to at least $400 million, enter into an expensive royalty financing leveraging HEPLISAV-B® to accelerate an outsized share repurchase program, abandon internal development efforts and business development and focus solely on HEPLISAV-B® commercialization, and ultimately seek to sell Dynavax as a single asset company. If executed, this plan would destroy stockholder value. Deep Track’s plan would saddle the Company with high-cost debt, jeopardize our strong platform and inhibit our ability to invest in the growth of HEPLISAV-B®, internal development of our current pipeline, and future development of medicines and vaccines for patients, in exchange for a near-term payoff at a considerably lower value.

Notwithstanding Deep Track’s short-sightedness, we have not dismissed their requests. Since August 2024, the Company has had over 20 exchanges with Deep Track and we have offered four reasonable settlement proposals. We do not want this proxy contest and have made every effort to avoid it. Notably, we have offered to (1) appoint up to two of Deep Track’s independent candidates and (2) have up to three incumbent directors step down. Deep Track refused all of our offers and has failed to negotiate in good faith – regularly introducing new settlement demands or going silent without warning. Most recently, after the filing of Dynavax’s preliminary proxy, Deep Track approached us with yet another proposal that was not a meaningful step toward resolution, again insisting that Deep Track principal Brett Erkman and another Deep Track candidate replace two incumbent directors, but this time without a standstill restriction, while also re-balancing the Board’s classes such that Deep Track could achieve majority turnover on the Board at our 2026 Annual Meeting. Deep Track appears to be misinterpreting our sincere and generous settlement proposals to avert a contested election as a baseline for additional demands that no reasonable Board could accept.

We believe that Deep Track’s campaign ultimately comes down to one objective: gain majority control of the Dynavax Board at the 2026 Annual Meeting in order to effectuate its value destructive plan, at the expense of all other stockholders, while not paying a control premium. Deep Track has made it abundantly clear that any settlement – including its latest proposal – must afford Deep Track the ability to obtain majority control of the Board at the 2026 Annual Meeting and must include the appointment of its own principal, Mr. Erkman, who the Board interviewed and found unqualified to serve as a director based on a lack of relevant skills and experience. It is our strong belief that Mr. Erkman, as a Deep Track employee, would not be open-minded or act with independence in the Boardroom – he is beholden to Deep Track.

Replacing any of Dynavax’s directors with Deep Track’s nominees would leave Dynavax deficient in vital expertise that is needed at this critical moment – Deep Track’s campaign would remove proven strategic leadership, essential vaccine expertise, senior public biotechnology and board experience and deep industry financial expertise. Simply put, Deep Track’s nominees do not stack up.

We remain unwavering in our commitment to act in the best interests of the Company and all stockholders. Dynavax’s proposed Board slate is uniquely equipped to guide the Company’s strategy and continue delivering enhanced value for you. Your vote is critical in protecting the future of our Company.

Thank you for your support,

The Dynavax Board of Directors

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Dynavax and Cooley LLP is serving as legal counsel.

About Dynavax

Dynavax is a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. The Company has two commercial products, HEPLISAV-B® vaccine (Hepatitis B Vaccine (Recombinant), Adjuvanted), which is approved in the U.S., the European Union and the United Kingdom for the prevention of infection caused by all known subtypes of hepatitis B virus in adults 18 years of age and older, and CpG 1018® adjuvant, currently used in HEPLISAV-B and multiple adjuvanted COVID-19 vaccines. For more information about our marketed products and development pipeline, visit www.dynavax.com.

Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “will,” “may,” “plan,” “potential,” “seek,” “would” and similar expressions, or the negatives thereof, or they may use future dates. Forward-looking statements made in this document include statements regarding the Company’s submission of a declassification proposal at its 2025 Annual Meeting, expected contributions from newly appointed directors, expectations regarding delivering value for our stockholders, our future growth, our differentiated technology, market share, expected product revenue, our business strategy and long-term performance. Actual results may differ materially from those set forth in this communication due to the risks and uncertainties inherent in our business, including, the risk that circumstances surrounding or leading up to our 2025 Annual Meeting may change, risks relating to our ability to commercialize and supply HEPLISAV-B, and risks related to the implementation of our long-term growth objectives, as well as other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K for the financial year ended December 31, 2024 and any periodic filings made thereafter, as well as discussions of potential risks, uncertainties and other important factors in our other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

Important Additional Information and Where to Find It

On April 17, 2025, the Company filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and form of accompanying GOLD proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting and its solicitation of proxies for the Company’s director nominees and for other matters to be voted on. The Company may also file other relevant documents with the SEC regarding its solicitation of proxies for the 2025 Annual Meeting. This communication is not a substitute for any proxy statement or other document that the Company has filed or may file with the SEC in connection with any solicitation by the Company. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, ACCOMPANYING GOLD PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a copy of the Proxy Statement, accompanying GOLD proxy card, any amendments or supplements to the Proxy Statement and any other relevant documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://investors.dynavax.com/sec-filings.

Certain Information Regarding Participants

This communication is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. The Company, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies for the 2025 Annual Meeting. Information regarding the names of such persons and their respective direct or indirect interests in the Company, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 17, 2025, including in the sections captioned “Compensation Discussion and Analysis,” “Summary Compensation Table,” “Grants of Plan Based Awards,” “Outstanding Equity Awards at Fiscal Year End,” “Pay Ratio Disclosure,” “Director Compensation,” “Certain Transactions,” “Security Ownership of Certain Beneficial Owners and Management,” and “Supplemental Information Regarding Participants in the Solicitation.” To the extent that the Company’s directors and executive officers have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

For Investors:

Paul Cox
pcox@dynavax.com
510-665-0499

or

MacKenzie Partners, Inc.
Bob Marese / John Bryan
Toll-Free: 1-800-322-2885
DVAX@mackenziepartners.com

For Media:
Dan Moore / Tali Epstein
Dynavax-CS@collectedstrategies.com

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